[Letterhead of Lowenstein Sandler PC]
May 27, 2009
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
We have acted as special New Jersey counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), in connection with the offer to exchange (the “Exchange”) up to $150,000,000 aggregate principal amount of the Company’s 10.125% Notes due 2015 and up to $250,000,000 aggregate principal amount of the Company’s 10.375% Notes due 2018 to be registered (collectively, the “New Notes”) under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of the Company’s outstanding 10.125% Notes due 2015 and 10.375% Notes due 2018 pursuant to that certain Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 23, 2009 (File No. 333-158163), as amended by that certain Amendment No. 1 dated as of even date herewith (the “Registration Statement”). We have represented the Company in connection with certain transactions on matters relating to New Jersey corporate law but do not generally represent the Company nor act as the Company’s regular outside counsel.
In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of only the following documents:
(a) the Registration Statement;
(b) the Senior Debt Indenture, dated as of December 11, 2007 (the “Base Indenture”), together with the Third Supplemental Indenture dated as of February 3, 2009 (together with the Base Indenture, the “Indenture”) between the Company and Wilmington Trust Company, as Trustee (the “Trustee”), relating to the New Notes;
(c) the Exchange and Registration Rights Agreement, dated as of February 3, 2009, relating to the New Notes;
(d) the Purchase Agreement, dated January 23, 2009 (the “Purchase Agreement”), relating to the notes being exchanged for the New Notes;
(e) the certificate of the Secretary of the Company dated May 27, 2009 (the “Officer’s Certificate”); and
(f) the certificate of good standing relating to the Company from the New Jersey State Treasurer dated May 27, 2009.

Upon the basis of such examination and subject to each of the qualifications referred to herein, we advise you that, in our opinion under New Jersey law:
(i) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of New Jersey, with corporate power and authority to own its properties and conduct its business as described in the Registration Statement;
(ii) The Indenture pursuant to which the New Notes are being issued has been duly authorized, executed and delivered by the Company;
(iii) The New Notes have been duly authorized by the Company;
(iv) The Exchange and the compliance by the Company with all of the provisions of the New Notes and the Indenture and the transactions therein contemplated will not result in any violation of the certificate of incorporation or by-laws of the Company; and
(v) Except where the failure to file or to obtain such authorization, approval, consent, license, order, registration, qualification or decree, individually or in the aggregate, would not prevent the Company from performing the transactions contemplated in the Registration Statement or the Indenture, would not reasonably be expected to result in a Material Adverse Effect (as such term is defined in the Purchase Agreement), or as disclosed in the Registration Statement or as required under federal or state securities or ‘blue sky’ laws or by the Financial Industry Regulatory Agency in connection with the issuance of the New Notes, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any New Jersey court, governmental authority or agency, is necessary or required for the due authorization, execution or delivery by the Company of the New Notes or for the performance by the Company of the transactions contemplated under the Registration Statement or the Indenture, other than such filings, authorizations, approvals, consents, licenses, orders, registrations, qualifications or decrees which have already been made, obtained or rendered, as applicable.
This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind rendered in this opinion letter.
The opinions expressed herein relate only to laws which are specifically referred to in this letter and to which, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and the Indenture. We have not undertaken any research for purposes of determining whether any parties to any agreement or any of the transactions which may occur in connection with the Registration Statement and the Indenture are subject to any law or other governmental requirement that is not generally applicable to transactions of the type provided for in the Registration Statement and the Indenture.
In rendering this opinion, we have, with your approval, relied without independent verification on (i) information obtained from public officials and officers of the Company, and (ii) factual information provided to us in the Officer’s Certificate or contained in the Registration Statement.

We have assumed without investigation that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. We have assumed that the Registration Statement, the Indenture and each New Note was or (in the case of each of the New Notes) will be duly authorized, executed and delivered by each party thereto, other than the Company, and that each of the Indenture and the New Notes constitute the valid and binding obligation of each party thereto, including the Company, enforceable against each such party, including the Company, in accordance with its terms. We have also assumed that at the time thereof and at all times subsequent thereto, such executions, deliveries, performances and transactions by the Company and by each other party thereto, did not, does not now, and will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company or any such other party is or becomes a party or to which any of them or any of their respective properties, assets or security holders are or will be subject, and none of such other parties is subject to any impediment to which contracting parties generally are not subject which should affect the opinions expressed in paragraphs (ii) and (iii) above.
In rendering the opinions set forth in paragraph (ii) above as to the execution of the Indenture by the Company, we have relied solely on the Officer’s Certificate. In rendering the opinions set forth in paragraphs (ii) above as to the delivery by the Company of the Indenture, we have assumed with your permission that (a) the laws governing such delivery are substantially similar to the laws of the State of New Jersey and (b) electronic transmission of the Indenture has been authorized by the parties to the Indenture for purposes of delivery. We have also assumed the due authentication and delivery of the New Notes by the Trustee in accordance with the requirements of the Indenture.
We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. We have assumed that (a) except for the corporation laws (but not the ‘blue sky’ laws or securities laws) of the State of New Jersey as applicable to the Company, at the time thereof and at all times subsequent thereto, the execution and delivery of the Registration Statement, the Indenture and the New Notes and of the other documents relating thereto or delivered in connection therewith, the performance thereof and of the oral agreements relating thereto, and the consummation of the transactions contemplated by any thereof, by the Company or by any other party thereto, did not or will not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) at the time thereof and at all times subsequent thereto, the persons authorizing each such execution, delivery, performance and transaction for the Company or for any such other party did not violate any fiduciary or other duty owed by them; and (c) no event has taken place subsequent to any such execution, delivery, performance or transaction or will take place which would cause any such execution, delivery, performance or transaction not to comply with any such law, rule, regulation, order, judgment, decree or duty, or which would permit the Company or any such other party at any time thereafter to cancel rescind, or otherwise avoid any such execution, delivery, performance, transaction, document or oral agreement.
As to all questions of fact material to this opinion, we have not undertaken any independent investigation, and we have relied with your permission upon certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Company and have also relied on certificates of public officials. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction or otherwise attempted to independently verify such information or assumptions. In rendering the opinions set forth in paragraph (i) above as to the good standing of the Company, we have relied exclusively on a recently dated certificate of a public official and our opinion in that paragraph is given solely as of the date and time of such certificate. We have not independently verified such information and assumptions.
Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute.
This opinion is limited to the laws of the State of New Jersey as of the date of this opinion and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
This opinion has been furnished by us to the Company in our capacity as special counsel for the Company.
We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to references to us in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We disclaim any obligation to advise you of any developments in matters covered by this opinion letter that come to our attention after the date of this opinion letter.

Very truly yours, /s/ Lowenstein Sandler PC